LIONEL SAWYER & COLLINS

ATTORNEYS AT LAW

SAMUEL S. LIONEL
GRANT SAWYER
(1918-1996)

JON R. COLLINS
(1923-1987)

RICHARD H. BRYAN
JEFFREY P. ZUCKER
PAUL R. HEJMANOWSKI
ROBERT D. FAISS
DAVID N. FREDERICK
RODNEY M. JEAN
HARVEY WHITTEMORE
TODD TOUTON
CAM FERENBACH
LYNDA S. MABRY
MARK H. GOLDSTEIN
KIRBY J. SMITH
COLLEEN A. DOLAN
JENNIFER A. SMITH
DAN R. REASER
PAUL E. LARSEN

ALLEN J. WILT
LYNN S. FULSTONE
RORY J. REID
DAN C. McGUIRE
JOHN E. DAWSON
FRED D. “PETE” GIBSON, III
CHARLES H. McCREA JR.
GREGORY E. SMITH
MALANI L. KOTCHKA
LESLIE BRYAN HART
CRAIG E. ETEM
TODD E. KENNEDY
MATTHEW E. WATSON
JOHN M. NAYLOR
WILLIAM J. McKEAN
ELIZABETH BRICKFIELD
GREGORY R. GEMIGNANI
LINDA M. BULLEN
LAURA J. THALACKER
DOREEN SPEARS HARTWELL
LAURA K. GRANIER
MAXIMILIANO D. COUVILLIER III
1700 BANK OF AMERICA PLAZA 300 SOUTH FOURTH STREET LAS VEGAS, NEVADA 89101 (702) 383-8888 –––– FAX (702) 383-8845 lsc@lionelsawyer.com www.lionelsawyer.com
MICHAEL D. KNOX
ERIN FLYNN
JENNIFER ROBERTS
MEREDITH L. STOW
DOUGLAS A. CANNON
RICHARD T. CUNNINGHAM
MATTHEW R. POLICASTRO
TREVOR HAYES
JENNIFER J. DiMARZIO
PEARL L.GALLAGHER
CHRISTINE D. SMITH
SUSAN L. MYERS
BRIAN S. PICK
JENNIFER L. BRASTER
LUCAS J. TUCKER
CHRISTOPHER WALTHER

KEVIN J. HEJMANOWSKI
KETAN D. BHIRUD
LAUREN D. CALVERT-ARNOLD
ROBERT W. HERNQUIST
CHRISTIAN HALE
TIMOTHY R. MULLINER
COURTNEY MILLER O'MARA
BRIAN H. SCHUSTERMAN
MOHAMED A. IQBAL, JR.
KELLY R. KICHLINE
MARK J. GARDBERG
ELIZABETH A. HIGH
JAMES B. GIBSON
GREG J. CARLSON
ABIGAYLE F. DANG
JING ZHAO

July 16, 2010	OF COUNSEL RICHARD J. MORGAN* ELLEN WHITTEMORE BRIAN HARRIS CHRISTOPHER MATHEWS MARK A. CLAYTON *ADMITTED IN CA ONLY WRITER’S DIRECT DIAL NUMBER (702) 383-8837 mgoldstein@lionelsawyer.com

LianDi Clean Technology Inc.
4th Floor Tower B. Wanliuxingui Building, No. 28 Wanquanzhuang Road
Haidian District, Beijing, 100089 China

Ladies and Gentlemen:

We are rendering this opinion to LianDi Clean Technology Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission on March 29, 2010 of a Form S-1, as amended (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 13,197,560 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”).

The Registration Statement relates to the resale of 993,742 shares of Common Stock (the “Issued Shares”), 7,086,078 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), and 5,117,740 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase shares of Common Stock (the “Warrants”). The Issued Shares, the Conversion Shares and the Warrant Shares (collectively, the “Shares”) are being offered by the selling stockholders identified in the Registration Statement.

We have examined:

1.	The Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”) as certified by the Nevada Secretary of State on June 18, 2010.

2.	the Certificate of Designation (“Certificate of Designation”), with respect to the Company’s Series A Preferred Stock, as included in the Articles of Incorporation.

RENO OFFICE: 1100 BANK OF AMERICA PLAZA, 50 WEST LIBERTY STREET • RENO, NEVADA 89501 • (775) 788-8666 • FAX (775) 788-8682
CARSON CITY OFFICE: 410 SOUTH CARSON STREET • CARSON CITY, NEVADA 89701 • (775) 851-2115 • FAX (775) 841-2119

LIONEL SAWYER & COLLINS
ATTORNEYS AT LAW
LianDi Clean Technology Inc.
July 16, 2010

3.	Good Standing Certificate from the Nevada Secretary of State for the Company dated June 18, 2010.

4.	The Bylaws (“Bylaws”) of the Company certified by an officer of the Company on February 26, 2010.

5.	The form of warrant agreement with respect to the Warrants.

6.	Resolutions of the directors (“Board of Directors”) of the Company.

We have assumed that the Registration Statement, and any amendments thereto, shall have become effective under the Act and will remain effective at the time of issuance of any Common Stock registered thereunder.  We note that the Company has reserved a sufficient amount of the Common Stock to satisfy its obligations for issuance of the Conversion Shares and the Warrant Shares and assume the Company will not issue any shares in violation of such reservation.

With respect to the Series A Preferred Stock, we assume that all shares of Series A Preferred Stock were issued pursuant to a Board Action adopted in accordance with the Articles of Incorporation and Bylaws and that the Certificate of Designation for the Series A Preferred Stock has not been withdrawn from the records of the Nevada Secretary of State.

With respect to all Warrants, we have further assumed that (i) all terms of Warrants shall have been established in accordance with the provisions of the Warrant Agreement; (ii) all Warrants and each related Warrants Agreement, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (iii) all Warrants and each related Warrant Agreement, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.	The Issued Shares have been duly authorized, validly issued and are fully paid and nonassessable.

2.	The Conversion Shares will, when issued in accordance with the terms of the Series A Preferred Stock, be validly issued and outstanding, fully paid and nonassessable.

LIONEL SAWYER & COLLINS
ATTORNEYS AT LAW
LianDi Clean Technology Inc.
July 16, 2010

3.
Assuming that the full consideration for each Warrant Share issuable upon the exercise of each Warrant is received by the Company in accordance with the terms of each Warrant, the  Warrant Shares will, when issued, be validly issued and outstanding, fully paid and nonassessable.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K and to the reference to our firm therein and in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

LIONEL SAWYER & COLLINS/s/

LIONEL SAWYER & COLLINS